Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-222104, No. 333-233181, No. 333-241025, No. 333-258452 and No. 333-263271) on Form S-8, (No. 333-223471) on Form S-8/S-3, and (No. 333-228320, No. 333-232484, No. 333-263236 and No. 333-263237) on Form S-3 of our report dated March 1, 2023, with respect to the consolidated financial statements of Rimini Street, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, California
March 1, 2023